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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

    GUNNERMAN, RUDOLPH DR. AND GUNNERMAN, DORIS
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   (Last)                            (First)              (Middle)

    5250 NEIL ROAD, SUITE 303
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   (Street)

    RENO                               NV                    89502
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   (City)                            (State)                (Zip)


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2.   Date of Event Requiring Statement

(Month/Day/Year)              DECEMBER 4, 2000
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     FILMWORLD, INC. "FWLD"
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
          CHAIRMAN OF THE BOARD
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6.   If Amendment, Date of Original (Month/Day/Year)

     N/A
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7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person


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               Table I -- Non-Derivative Securities Beneficially Owned
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                                              3. Ownership Form:
                     2. Amount of Securities      Direct (D) or
1. Title of Security    Beneficially Owned        Indirect (I)     4. Nature of Indirect
     (Instr. 4)            (Instr. 4)              (Instr. 5)            (Instr. 4)
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     COMMON STOCK            12,000,000                 D
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If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                         5. Owner-
                                    3. Title and Amount of Securities                       ship
                                       Underlying Derivative Security                       Form of
                 2. Date Exercisable           (Instr. 4)                                   Derivative
                 and Expiration Date   ------------------------------  4. Conver-           Security:
                 (Month/Day/Year)                       Amount            sion or           Direct           6. Nature of
1. Title of      -------------------                    or                Exercise          (D) or              indirect
   Derivative    Date        Expira-                    Number            Price of          indirect            Beneficial
   Security      Exer-       tion                       of                Derivative        (I)                 Ownership
   (Instr. 4)    cisable     Date      Title            Shares            Security          (Instr. 5)          (Instr. 5)
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   OPTION        12-4-00     12-4-02   COMMON STOCK     7,500,000         $0.50             D
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                            Explanation of Responses:

 /s/ DORIS GUNNERMAN AND RUDOLPH GUNNERMAN               DECEMBER 11, 2000
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.